Exhibit 11.



Norwest Corporation and Subsidiaries
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)

In thousands, except per common share amounts            Quarter Ended
                                                            March 31,
                                                        1996        1995
PRIMARY:
 Weighted average number of common shares
  outstanding .....................................    357,392     312,739
 Net effect of assumed exercise of stock options
  based on treasury stock method using average
  market price ....................................      3,444       1,795
                                                       360,836     314,534

Net income ........................................   $271,382     216,823
 Less dividends accrued on preferred stock ........      4,441      10,511
 Net income, as adjusted ..........................   $266,941     206,312

 Net income per common share ......................   $   0.74        0.66

FULLY DILUTED:
 Weighted average number of common shares
  outstanding .....................................    357,392     312,739
 Net effect of assumed exercise of stock options
  based on treasury stock method using average
  market price or period-end market price,
  whichever is higher .............................      3,833       1,875
 Assumed conversion of 6 3/4% convertible
  subordinated debentures due 2003 ................         18          31
 Assumed conversion of Cumulative Convertible
  Preferred Stock .................................          -      12,621
                                                       361,243     327,266

Net income ........................................   $271,382     216,823
 Less dividends accrued on preferred stock ........      4,441       6,508
 Add 6 3/4% convertible subordinated debentures
  interest and amortization of debt expense,
  net of income tax effect ........................          1           2
 Net income, as adjusted ..........................   $266,942     210,317

 Net income per common share.......................   $   0.74        0.65





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